Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 29, 2012 by and between The Chefs’ Warehouse, Inc. (together with its subsidiaries and affiliates, the “Company”), and Kenneth Clark (“Employee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Employee has voluntarily resigned from his position as the Company’s Chief Financial Officer (“CFO”), effective June 30, 2012. Thereafter, on July 1, 2012, Employee shall continue his employment at the Company in the non-executive position of Special Advisor to the CFO. The Company shall continue to employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on July 1, 2012 and ending on March 6, 2013, unless such employment is terminated earlier pursuant to Section 4 hereof (the “Employment Period”).

2. Duties.

(a) As Special Advisor to the CFO, Employee shall fully cooperate and assist the Company in: (i) effecting a transition of Employee’s former CFO responsibilities to the Company’s new CFO; (ii) completing the Company’s review of its internal controls and procedures for financial reporting including, but not limited to, testing such controls and procedures to ensure their effectiveness in compliance with Sarbanes-Oxley Act Section 404; (iii) ensuring that the Company is aware of all matters being handled by Employee, (iv) any investigation being conducted by, or of the Company, (v) any investigation, litigation, or other dispute in which the Company is involved and (vi) any other reasonable request by the Company’s new CFO.

(b) During the Employment Period, Employee shall report to the Company’s Chief Financial Officer and to the Board of Directors and shall devote his best efforts and his full business time and attention to the business and affairs of the Company. Employee shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects.

3. Compensation and Benefits.

(a) During the Employment Period, Employee shall be paid at an annual rate of Twenty Five Thousand dollars ($25,000.00), less applicable withholdings, payable in weekly installments of Four Hundred and Eighty dollars and Seventy Seven cents ($480.77), less applicable withholdings (the “Base Salary”).

(b) In addition to the Base Salary, Employee shall remain eligible to vest in unvested shares of certain of Employee’s common stock grants pursuant to the following schedule:

(1) On June 16, 2012, Employee will be eligible to vest in 8,582 unvested shares of Employee’s June 16, 2009 common stock grant; and

(2) On March 5, 2013, Employee will be eligible to vest in 38,007 unvested shares of Employee’s March 5, 2009 common stock grant.

(c) In order to fully vest in the shares (“pre-IPO grant shares”) referenced in Sections 3(b)(1) and (2) above, Employee must:

(1) be actively employed by the Company and in good standing on each of the dates set forth in such Sections; and

(2) execute the Separation Agreement and General Release (attached hereto as Exhibit A) no earlier than March 6, 2013 and no later than March 30, 2013, and not revoke the Separation Agreement and General Release following its execution.

(d) No later than ten (10) business days after Employee signs and does not revoke this Agreement, and as additional consideration for Employee’s release of claims set forth in Section 5, below, Employee shall receive a signing bonus in the amount of One Thousand dollars ($1,000.00), less applicable withholdings.

(e) In addition, during the Employment Period, Employee shall be entitled to participate in all of the Company’s health, disability, life insurance and other employee benefit programs for which similar employees of the Company are generally eligible. The Company shall continue to reimburse Employee for his benefit premiums during the Employment Period. Employee shall accrue vacation at a rate of 3.33 hours per week during the Employment Period.

(f) Employee acknowledges and agrees that he is not entitled to, and has forfeited any rights and/or claims to: (i) any wages, bonus, compensation; (ii) participation in the Company’s 2012 Cash Incentive Plan and any future cash incentive plans; (iii) profit sharing contributions; (iv) participation in the Company’s 2011 Omnibus Equity Incentive Plan and any future equity incentive plans; (iv) any restricted stock grants (including the restricted stock vesting on June 16, 2013) and any stock options or common stock grants; or (v) any other payment or benefit from the Released Parties (as defined in Section 5(a) hereof), other than those set forth specifically under this Agreement including the payments and benefits set forth in Section 3(b)(1) and 3(b)(2).

4. Term.

(a) The Employment Period shall commence on July 1, 2012 and shall end on March 6, 2013, if not terminated sooner pursuant to Section 4(b).

(b) The Company may terminate Employee’s employment prior to March 6, 2013 for Cause (as defined in Section 4(c), below) without prior notice. If Employee’s employment is terminated prior to March 6, 2013 pursuant to this Section 4(b), then Employee shall only be entitled to receive his earned wages through the date of termination.

(c) For the purposes of this Agreement, “Cause” is defined as termination of Employee’s employment by the Company due to (i) his conviction of, or plea of, nolo contendre, with respect to any felony, or any act of fraud, embezzlement or dishonesty by Employee against the Company or any of its subsidiaries, or any act of moral turpitude or any conduct in which Employee engages during his employment that tends to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (ii) the commission of any act or omission by Employee involving fraud with respect to the Company or any of its subsidiaries or in connection with any relationship between the Company or any of its subsidiaries and any customer or supplier, (iii) Employee’s use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of his duties, (iv) the gross negligence or willful misconduct in the performance of his duties with respect to the Company or any of its subsidiaries or (v) Employee’s failure to follow the lawful directives of the Company’s CFO.

5. Release and Other Promises. The intent of this Section is to secure Employee’s release of claims against the Company or anyone connected with it for any harm Employee may claim to have suffered for any period prior to his execution of this Agreement in connection with Employee’s employment or Employee’s resignation as CFO of the Company, in return for the benefits described in this Agreement. Accordingly, in exchange for the consideration described above, Employee hereby agrees as follows:

(a) Release. In consideration of the foregoing, Employee hereby releases and forever discharges the Company and all of its present, former and/or future officers, employees, directors, stockholders, agents, representatives, partners, administrators, attorneys, insurers, fiduciaries, subsidiaries, divisions, affiliates, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Claims”), (i) which Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company, for any period prior to his execution of this Agreement, (ii) which otherwise involve facts that occurred during any period prior to Employee’s signing of this Agreement, (iii) with respect to any claimed rights to unvested shares of any common stock grants, , other than as otherwise provided under this Agreement, or (iv) with respect to any claimed rights to any bonus payments, other than as otherwise provided under this Agreement shares of Company stock or any bonuses. Such release and Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the Connecticut Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Act, the Connecticut Whistleblower Protection Law, the Connecticut wage and hour laws, the U.S.

Patriot Act, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive Employee’s right to enforce this Agreement or the Company’s right to enforce any of Employee’s obligations contained in this Agreement.

Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Company, its parents, subsidiaries or affiliated entities based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding. In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that he is not entitled to any other monies other than those payments described in this Agreement.

Employee warrants that he is fully competent to enter into this Agreement and Employee acknowledges that he has been afforded the opportunity to review this Agreement including, but not limited to, this Section 5(a) with his attorney for at least twenty-one (21) days, that Employee has consulted with his attorney prior to executing this Agreement, that Employee has read and understands this Agreement and that Employee has signed this Agreement freely and voluntarily. Further, Employee understands that he has the opportunity to revoke such Agreement within seven (7) days of signing it. Employee understands that if he does revoke this Agreement, Employee must notify the Company in writing within seven (7) days of signing this Agreement and must return any amount he has received hereunder in such event.

(b) Continued Obligations Under the Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete. Employee agrees that it is a material condition of this Agreement that he comply with the Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete Agreement into which he entered with the Company on March 12, 2008. The Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete Agreement is incorporated by reference herein (and attached hereto as Exhibit B), provided that certain provisions in Section 3 of the Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete Agreement shall be amended as follows:

(1) the phrase in Section 3(a) “during the course of his/her employment by the Company, and for a period of two (2) years after he/she ceases to be employed by the Company (regardless of the reason for cessation and at whose instance)” shall be amended to “until March 6, 2013, and for a period of two (2) years thereafter (regardless of the reason for cessation and at whose instance)”

(2) the phrase in Section 3(d) “for a period of six months from the date of termination of their employment” shall be amended to “until March 6, 2013, and for a period of six (6) months thereafter (regardless of the reason for cessation and at whose instance).”

(c) Confidentiality of Agreement. It is a material condition of this Agreement that Employee and the Company maintain strictly confidential, and shall take all reasonable steps to prevent the disclosure to any person or entity, the specific terms of this Agreement, except as provided by law. This provision does not prohibit Employee from (i) providing this information to his spouse or to his attorneys or accountants for purposes of obtaining legal or tax advice, (ii) responding to a subpoena issued by any court or tribunal of competent jurisdiction, (iii) providing this information pursuant to governmental request or in any investigation by the Company or any governmental authority, or (iv) as otherwise provided by law. To the extent Employee makes any disclosure to his spouse or to any attorney or accountant as permitted pursuant to this Section 5(c), Employee shall instruct such person not to make any further disclosure except in accordance with this Section 5(c). This provision does not prohibit the Company from (i) providing this information within the Company on a need-to-know basis, (ii) responding to a subpoena issued by any court or tribunal of competent jurisdiction, (iii) providing this information pursuant to governmental request or in any investigation by the Company or any governmental authority, or (iv) as otherwise provided by law. To the extent the Company makes any disclosure as permitted in this Section, the Company shall instruct the person receiving the information not to make any further disclosure except in accordance with this Section.

6. Completion Bonus. Employee may be eligible to receive a completion bonus in the amount of One Thousand dollars ($1,000.00), less applicable withholdings provided that: (a) Employee performs his duties set forth in Section 2 of this Agreement to the Company’s satisfaction; (b) Employee remains employed by the Company in good standing through March 6, 2013; and (c) between March 6, 2013 and March 30, 2013, Employee signs and does not revoke the Separation Agreement and General Release.

7. Effect of Breach by Employee of Certain Promises on Payments and Benefits Under This Agreement. Employee shall not be entitled to any payments or benefits (or continued payments or benefits, as the case may be) under Sections 3(b) or 3(d) of this Agreement and the pre-IPO grant shares shall not vest and immediately revert to the Company, and Employee shall be obligated to return to the Company any such payments or benefits paid to him in the event that: (a) the Company discovers after the execution of this Agreement that Employee has breached any of his obligations under the Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete Agreement prior to his execution of this Agreement; or (b) Employee breaches any of his obligations under the Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete Agreement or his obligations under Sections 5(a), 5(b) or 5(c) of this Agreement subsequent to his execution of this Agreement; or (c) Employee does not execute the Separation Agreement and General Release between the dates of March 6, 2013 and March 30, 2013, or Employee revokes the Separation Agreement and General Release after its execution.

8. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:	Kenneth Clark 15 Sunswept Drive New Fairfield, CT 06812

Notices to the Company:	The Chefs’ Warehouse, Inc. 100 East Ridge Road Ridgefield, CT 06877 Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Attention: Jonathan Stoler, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Complete Agreement. Except as provided herein, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, but not limited to, the January 23, 2012 offer letter between the parties.

11. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

14. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK IN THE STATE OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 8 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 16. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK IN THE STATE OF NEW YORK AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18. Fees. As between the Company, on one hand, and Employee, on the other, the prevailing party (as determined by a final and unappealable judgment of the court having jurisdiction over such matter) in any suit, action or other proceeding arising out of this Agreement shall be entitled to reimbursement from the losing party of all reasonable legal fees and expenses incurred by such prevailing party in connection with such suit, action or proceeding.

19. Corporate Opportunity. During the Employment Period, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the businesses of the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

20. Employee’s Cooperation. During the Employment Period and thereafter, Employee shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). If the Company requires Employee’s cooperation in accordance with this Section, the Company shall reimburse Employee solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

21. Section 409A of the Internal Revenue Code. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Code. Employee and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Employee being subject to tax under Section 409A of the Code, Employee and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Christopher Pappas
Name:	Christopher Pappas
Title:	Chief Executive Officer

/s/ Kenneth Clark
Kenneth Clark

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

1. This Separation Agreement and General Release (“Agreement”) is between Kenneth Clark (“Employee”) and The Chefs’ Warehouse, Inc. (together with its subsidiaries and affiliates, the “Company”) to resolve any and all outstanding issues between the parties and to set forth all of the obligations between the parties.

2. Employee’s employment with the Company terminated effective March 6, 2013 (“Release Date”). Employee acknowledges that he has been paid his regular rate of pay in equal biweekly installments, less applicable deductions through March 6, 2013. Employee also acknowledges that he has been paid [INSERT AMOUNT], which represents [INSERT NUMBER] [DAYS/WEEKS] of Employee’s accrued, but unused, vacation, less applicable deductions, through the Release Date.

3. In consideration for the release and other promises by Employee set forth herein, the Company agrees that shortly after Employee signs and does not revoke this Agreement:

(a) in accordance with Section 6 of Employee’s May 29, 2012 Employment Agreement (“Employment Agreement”), the Company will pay Employee a Completion Bonus of One Thousand dollars ($1,000.00), less applicable deductions. The amount recited above will be paid to Employee in the same manner as Employee has been receiving his salary (that is, by direct deposit or check, as applicable); and

(b) in accordance with Section 3 of the Employment Agreement, Employee shall vest in the pre-IPO grant shares pursuant to the terms and conditions set forth therein.

4. Employee acknowledges that he has been advised that he may be able to continue his health benefits pursuant to COBRA and that Employee will receive additional information regarding COBRA under separate cover.

5. Employee agrees that he is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from Released Parties (as defined in paragraph 6) other than that to which he is entitled pursuant to this Agreement.

6. In consideration of the foregoing, Employee hereby releases and forever discharges the Company and all of its present, former and/or future officers, employees, directors, stockholders, agents, representatives, partners, administrators, attorneys, insurers, fiduciaries, subsidiaries, divisions, affiliates, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Claims”), (i) which Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company, for any period prior to his execution of this Agreement, (ii) which otherwise involve facts that occurred during any period prior to Employee’s signing of this Agreement, (iii) with respect to any claimed rights to unvested shares of any common stock grants, , other than as otherwise provided under this Agreement, or (iv) with respect to any claimed rights to any bonus payments, other than as otherwise provided under this Agreement shares of Company stock or any bonuses. Such release and Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the Connecticut Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Act, the Connecticut Whistleblower Protection Law, the Connecticut wage and hour laws, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive Employee’s right to enforce this Agreement or the Company’s right to enforce any of Employee’s obligations contained in this Agreement.

7. In the course of his employment with the Company prior to the date hereof, Employee may have had access to confidential and proprietary information and records, data and other trade secrets of the Company (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its parents, subsidiaries, direct and indirect affiliated corporations and other entities: corporate information, including plans, strategies, policies, resolutions, drawings, designs, proposals and any litigation or negotiations; marketing information, including marketing and sales plans, strategies, methods, customer and/or supplier information, pricing information, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets, confidential processes, specifications, expertise, techniques, inventions, concepts, ideas and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Employee shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. Employee represents and warrants that as of his Release Date Employee has returned to the Company all property of the Company in Employee’s possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other Confidential Information. In addition, Employee represents and warrants that he has deleted all of the Company’s Confidential Information from Employee’s personal computers, other memory devices and/or records.

8. Employee agrees to abide by the Employee Confidentiality, Non-Solicit, Non-Interference and Non-Compete Agreement into which he entered with the Company on March 12, 2008, as amended by the Employment Agreement.

9. This Agreement is not an admission by the Company or any of its officers or employees of any liability. The Company specifically denies and disclaims any discrimination or injury to any person.

10. The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

11. Employee agrees not to directly or indirectly take, support, encourage or participate in any activity or attempted activity which in any way would disparage the Company, its parents, subsidiaries and affiliated entities. Employee agrees not to write or speak about the Company, its parents, subsidiaries and affiliated entities in negative terms.

12. Employee agrees that he will not disclose the existence or terms of this Agreement except to his spouse, tax advisor, accountant and attorney, federal or state taxing authorities, or as compelled by court process.

13. Employee agrees to cooperate with the Company with respect to any past, present or future legal matters that relate to or arise out of Employee’s employment with the Company or in the event that any claim or action is brought against the Company concerning which Employee may have knowledge or information. Employee’s cooperation may take the form of, among other things, Employee making himself reasonably available for interviews by the Company’s counsel, providing copies of any relevant documents Employee may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials. Such cooperation should not adversely interfere with any future positions Employee may obtain. The Company shall provide Employee with indemnification in accordance with the Company’s By-laws and applicable law. Nothing in the Agreement shall be construed to prohibit the Employee from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

14. This Agreement contains the complete understanding of the parties. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties.

15. This Agreement shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within the State of New York. The parties to this Agreement consent to personal jurisdiction in New York in any action commenced to enforce its terms.

16. Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Company, its parents, subsidiaries or affiliated entities based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding. In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that he is not entitled to any other monies other than those payments described in this Agreement.

17. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Code. Employee and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Employee being subject to tax under Section 409A of the Code, Employee and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

18. Employee warrants that he is fully competent to enter into this Agreement and Employee acknowledges that he has been afforded the opportunity to review this Agreement with his attorney for at least twenty-one (21) days, that Employee has consulted with his attorney prior to executing this Agreement, that Employee has read and understands this Agreement and that Employee has signed this Agreement freely and voluntarily. Further, Employee understands that he has the opportunity to revoke such Agreement within seven (7) days of signing it. Employee understands that if he does revoke this Agreement, Employee must notify the Company in writing within seven (7) days of signing this Agreement and must return any amount he has received hereunder in such event.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

KENNETH CLARK	THE CHEFS’ WAREHOUSE, INC.

By:

Date:	Date:

Exhibit B

EMPLOYEE CONFIDENTIALITY, NON-SOLICIT

NON-INTERFERENCE AND NON-COMPETE AGREEMENT

AGREEMENT made this day of 3/12/2008 by and between The Chefs’ Warehouse Holdings, LLC/The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation USA Corporation, (“Company”) and Ken Clark, an employee of the Company (“Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is employed by the Company; and

WHEREAS, the Employee has entered into a certain Confidentiality Undertaking,

NOW, THEREFORE, in consideration of the Employee’s employment or continued employment with the Company, and of the compensation paid and to be paid, and other benefits conferred on Employee by virtue of the employment, it is hereby agreed as follows:

1. Introduction. Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that its success is dependent on, among other things, developing and maintaining special relationships with its clients and creating and adapting proprietary technologies and business methods and methodologies to deliver cost-effective goods and services that meet each of its clients’ particular needs and preferences. Employee also acknowledges and agrees that the Company has expended and will expend considerable time, effort and money in attracting and retaining the patronage of its clients.

2. Confidentiality. I agree that during the course of my employment with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation, I have and/or will have access to Confidential Information about The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation, its customers, employees, subcontractors, vendors, suppliers, referral sources and

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its owners, officers and employees. This Confidential Information includes, but is not limited to, customer names, customer information, financial information, referral sources, business information, personal and financial information about the services of The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation and its owners, officers and employees, mailing lists, reports, files, memoranda, computer records, manuals, marketing materials and strategies or other physical or electronic property or personal property or confidential information which I received, prepared, helped prepare or had access to during my employment (“Confidential Information”). I understand and agree that I was given access to this Confidential Information and/or have received it only for use by, for and/or at The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation. I acknowledge that I have no ownership right or interest in any information used or developed during my employment with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation. I understand and agree that I will keep all information regarding The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation or his business confidential at all times during and after my employment and that I will not use or disclose in any way Confidential Information regarding The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation, its customer referral sources or subcontractors at any time during my employment or after my employment terminates.

3. Non-Solicitation Covenants.

(a) Employee covenants and agrees that during the course of his/her employment by the Company, and for a period of two (2) years after he/she ceases to be employed by the Company (regardless of the reason for cessation and at whose instance) he/she will not directly or indirectly solicit or encourage any customer or referral source of the Company to cease doing business with or reduce their business with the Company;

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(b) Employee further agrees not to solicit directly or indirectly any customer or referral source for any food products or business that competes with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation for a period of two years after the termination of his or her employment;

(c) Employee further agrees not to directly or indirectly solicit or encourage any employee to leave their employment with or cease providing services to The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation for a period of two years from the date of termination of their employment;

(d) Employee further agrees for a period of six months from the date of termination of their employment not to become employed by, advise, render services to, consult or do business with any of the following direct competitors of The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation or similar businesses in the future which directly compete with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation:

1. Baldor

2. Harry Wils

3. Ace Endico

4. Primzie

5. GAF Seeling

6. J King

7. Julius Silvert

8. US Foods

9. Sysco Corporation

4. For the purposes of this Agreement, “clients” shall mean any person, business or

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entity which either (i) has transacted any business with the Company within the last 12 months prior to the termination of Employee’s employment, or (ii) was actively pursued by the Company or (iii) for whom there was a pending proposal which was not rejected by the client during the twelve month period preceding the cessation of Employee’s employment by the Company.

5. Condition for Employment. Employee understands and acknowledges that the Company is relying and will rely on Employee’s non-competition and non-solicitation covenants as set forth in paragraph 2 of this Agreement in employing or continuing the employment of Employee.

6. At Will Employment. Nothing in this Agreement is intended or may be construed to create an employment relationship of any particular duration. Employee acknowledges and agrees that he/she is an “at will” employee of the Company, and that either party may terminate Employee’s employment at any time, with or without reason or cause without prior notice.

7. Employability of Employee. Employee represents and acknowledges that his/her background, training, skills and experience enable Employee to pursue and qualify for employment that will not violate the provisions of this Agreement, and, therefore, that enforcement of this Agreement will not effect a forfeiture of Employee’s ability to perform Employee’s trade or earn a living.

8. Disclosure of Agreement. Employee will disclose the existence of this Agreement and its terms to any employer and prospective employer during the two-year period following cessation of Employee’s employment by the Company. Employee authorizes the Company to furnish a copy of this Agreement to any prospective or actual employer, partner, co-venturer, etc. of Employee for a period of two years following cessation of Employee’s employment by the Company.

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9. Enforceability; Injunction. Employee acknowledges and agrees that the Company will suffer irreparable injury, if Employee breaches the non-solicitation covenant contained in paragraph 2, that the Company’s damages may be difficult or impossible to ascertain with precision, and that the Company will have no adequate remedy at law. Accordingly, Employee agrees that in the event of any such breach or threatened breach the Company shall be entitled to immediate injunctive relief, in addition to any other remedy it may have or seek, without necessity of bond.

10. Miscellaneous.

(a) This Agreement shall be governed, construed and enforced in accordance with the substantive laws of the State of New York, without giving effect to conflict of laws and principles.

(b) This Agreement may not be amended, modified, superseded, terminated, or canceled, and none of the terms or covenants hereof may be waived, except by a written instrument duly executed by the Company.

(c) The failure of the Company or Employee at any time or times to require performance of any provision hereof shall in no manner effect its right at a later time to enforce the same. No waiver by the Company or Employee of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or of a breach of any other term or covenant of this Agreement.

(d) Employee and the Company agree that any action to enforce, construe or interpret, or otherwise effecting this Agreement may only be brought in either the State or Federal Courts serving and located on Long Island, New York, and the parties hereby irrevocably submit and consent to the jurisdiction of those courts.

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(e) Employee acknowledges that he/she has been advised by the Company to consult with counsel before entering into this Agreement, and Employee represents that he/she has availed him/herself of such advice and consultation as he/she has deemed appropriate. Employee further acknowledges that he/she has read and understands this Agreement.

(f) In any legal action to enforce, construe or interpret, or otherwise effecting this Agreement the Court may award, and Employee agrees to pay, the reasonable counsel fees and other legal expenses of the Company, in addition to any other relief as may be granted in the Company’s favor.

(g) All prior discussions, negotiations, understandings and oral agreements between Employee and the Company regarding the subject matter of this Agreement are merged herein, and of no further force and effect. Prior written agreements between Employee and the Company shall continue in full force and effect, except and only to the extent if any, they are consistent with this Agreement. In the event the terms of this Agreement conflict with the terms of any prior written agreement between the parties, the terms of this Agreement will take precedence and control.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first stated above.

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/s/ Kenneth Clark	3/12/08
Employee Signature	Date

Kenneth Clark

Printed or Typed Employee Name

The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation

By:	/s/ Patricia Lecouras
Title:	EVP - HR

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